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                                                                     EXHIBIT 5

                                     May 30, 1997




Children's Broadcasting Corporation
724 First Street North
Minneapolis, Minnesota  55401

Gentlemen:

    I am General Counsel to Children's Broadcasting Corporation, a Minnesota corporation (the "Company"), in connection with its filing of a registration statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended, in connection with the proposed sale by Selling Shareholders of 318,607 shares of common stock, $.02 par value, of the Company (the "Shares"). Certain of the Shares are issuable upon the exercise of warrants held by the Selling Shareholders.

    I have examined the Registration Statement and those documents, corporate records, and other instruments I deemed relevant as a basis for the opinion herein expressed.

    Based on the foregoing, it is my opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, and the Shares have been sold as contemplated by the Registration Statement, the Shares will be legally and validly issued, fully-paid and nonassessable.

    I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to myself under the caption "Legal Matters" in the Prospectus included in such Registration Statement.




                                       /s/ Lance W. Riley
                                       -----------------------------------
                                       Lance W. Riley
                                       General Counsel
                                       Children's Broadcasting Corporation